Exhibit 99.1

LG Chem Completes Acquisition of AVEO Oncology

AVEO to Become the U.S. Foundation for LG Chem Life Sciences’ Oncology Division

SEOUL, South Korea, January 20, 2023 — LG Chem, Ltd. (“LG Chem”) (KOSPI: 051910) today announced that it has completed its previously announced acquisition of AVEO Oncology (“AVEO”), a commercial stage, oncology-focused biopharmaceutical company committed to delivering medicines that provide a better life for patients with cancer, in an all-cash transaction with an implied equity value of $571M on a fully diluted basis.

“We are excited to complete LG Chem’s acquisition of AVEO, which will position us to deliver on our mission of becoming one of the world’s leading oncology companies with a robust clinical pipeline of innovative therapies,” said Shin Hak-Cheol, Chief Executive Officer of LG Chem.

AVEO plans to accelerate the commercialization of new anti-cancer drugs developed by LG Chem Life Sciences. With strong capabilities in early stage of R&D and production process, LG Chem Life Sciences will be in a better position to pursue promising anti-cancer therapies and commercial processes for pre-clinical and early clinical trials, while AVEO, with its broad know-how in clinical development and sales in the U.S. market, oversees clinical development and commercialization.

“The merger extends LG Chem Life Sciences’ commercial footprint to the U.S., diversifies our pipeline and advances our combined capabilities with AVEO, accelerating our ability to develop, commercialize and acquire world-class cancer therapies,” said Dr. Son Jeewoong, President of LG Chem Life Sciences. “We look forward to working closely with AVEO’s experienced and talented team as we welcome them to the LG Chem family.”

“This transaction delivered significant value to our shareholders and AVEO is now positioned to benefit from the support and resources of LG Chem as we advance our mission of improving the lives of patients with cancer,” said Michael Bailey, President and Chief Executive Officer of AVEO. “We look forward to our next chapter of growth as we realize the tremendous potential of our promising pipeline and leverage our combined capabilities to deliver continued progress across our clinical and pre-clinical stage anti-cancer therapies.”

AVEO Leadership Updates

AVEO will continue to be led by President and Chief Executive Officer Michael Bailey, Chief Commercial Officer Mike Ferraresso, Chief Operating Officer Jeb Ledell and Senior Vice President, General Counsel Danielle Holland. AVEO is also welcoming Martin Birkhofer, M.D. as its Chief Medical Officer and will have Erick Lucera serve as its Chief Financial Officer during a temporary transition period. A new Chief Financial Officer is expected to be appointed by LG Chem.

While AVEO is now a wholly owned subsidiary of LG Chem Life Sciences Innovation Center, Inc., AVEO will continue to operate under the AVEO Oncology name. The combined company will fully maintain operations in Boston and Cambridge, Massachusetts, where Aveo and LG Chem Life Sciences Innovation Center is based.

About Martin Birkhofer, M.D.

Dr. Birkhofer is an oncologist and seasoned business executive with more than 30 years of life sciences management experience. Dr. Birkhofer joins AVEO with proven leadership abilities and extensive global clinical development, business development, regulatory and medical affairs experience with both small molecules and biologics. Dr. Birkhofer most recently served as Senior Vice President and Chief Medical Officer of Taiho Oncology Inc. Prior to joining Taiho Oncology, he served as Chief Medical Officer of Gradalis, Inc. and NuCana BioMed Ltd. Between 1994 and 2013, he served in various leadership roles within Research and Development and Business Development at Bristol-Myers Squibb (BMS).

Dr. Birkhofer is Board Certified in Internal Medicine and Medical Oncology. He obtained his M.D. from New York Medical College in Valhalla, New York.

Advisors

BofA Securities served as exclusive financial advisor to LG Chem, and Latham & Watkins LLP served as LG Chem’s legal counsel. Moelis & Company LLC served as exclusive financial advisor to AVEO, and WilmerHale LLP served as AVEO’s legal counsel.

About LG Chem LG Chem is a leading global chemical company with a diversified business portfolio in the key areas of petrochemicals, advanced materials, and life sciences. The company manufactures a wide range of products from high-value added petrochemicals to renewable plastics, specializing in cutting-edge electronic and battery materials, as well as drugs and vaccines to deliver differentiated solutions for its customers. LG Chem Life Sciences, engaged in the development, manufacture and global commercialization of pharmaceutical products, is committed to expanding its global presence by focusing on the key core therapeutic areas of immunology, oncology, and metabolic diseases (specifically, diabetes and related metabolic diseases). For more information, please visit www.lgchem.com.

For LG Chem:

Media:

Son Junil / Kim Junam

lgchempr@lgchem.com

Liz Choi

Weber Shandwick

lgchempr@webershandwick.com

For AVEO:

Joseph Sala / Tanner Kaufman

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449